SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                              FORM 15

        Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
                or Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                              Commission File Number 0-21840

                  PITTENCRIEFF COMMUNICATIONS, INC.
      (Exact name of registrant as specified in its charter)

    One Village Drive, Suite 500, Abilene, Texas 79606, (915) 690-5800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.01 par value
            (Title of each class of securities covered by this Form)

                                  none
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)          [X]      Rule 12h-3(b)(1)(ii)               [ ]
 Rule 12g-4(a)(1)(ii)         [ ]      Rule 12h-3(b)(2)(i)                [ ]
 Rule 12g-4(a)(2)(i)          [ ]      Rule 12h-3(b)(2)(ii)               [ ]
 Rule 12g-4(a)(2)(ii)         [ ]      Rule 15d-6                         [ ]
 Rule 12h-3(b)(1)(i)          [ ]


     Approximate number of holders of record as of the certification or notice date: NONE; REGISTRANT BECAME A WHOLLY OWNED SUBSIDIARY OF NEXTEL COMMUNICATIONS, INC. PURSUANT TO A MERGER OF REGISTRANT WITH A WHOLLY OWNED SUBSIDIARY OF NEXTEL COMMUNICATIONS, INC.


     Pursuant to the requirements of the Securities Exchange Act of 1934 Nextel Communications, Inc., as successor issuer to Pittencrieff Communications, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                      NEXTEL COMMUNICATIONS, INC.


DATE:      November 13, 1997          BY:  /s/Thomas J. Sidman
                                            Thomas J. Sidman
                                            Vice President and General Counsel